UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of Earliest Event Reported):
September 19, 2005

The Walt Disney Company
(Exact name of registrant as specified in its charter)
Delaware
(State or other jurisdiction of incorporation)

1-11605 (Commission File Number)	95-4545390 (IRS Employer Identification No.)
500 South Buena Vista Street
Burbank, California 91521
(Address of principal executive offices)(Zip Code)
(818) 560-1000
(Registrant’s telephone number, including area code)
Not applicable
(Former name or address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.06 Material Impairments.
     The Registrant holds an investment in aircraft leveraged leases with Delta Air Lines, Inc. (Delta) with a book value of $101 million. On September 14, 2005, Delta announced that it had filed for protection under Chapter 11 of the United States Bankruptcy Code. On September 19, 2005, the Registrant determined that its investment in its aircraft leveraged leases with Delta was fully impaired as a result of the bankruptcy filing and that it would take an after-tax charge of $68 million with respect to the impairment. No amount of this impairment represents a cash expenditure, however, in the event of a material modification to the leases or foreclosure of the aircraft by the debt holders, certain tax payments of up to approximately $100 million could be accelerated. The expected tax payments are currently reflected on our balance sheet as a deferred tax liability and are not expected to result in a further charge to earnings.
Signatures
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

The Walt Disney Company
By:	/s/ Thomas O. Staggs
Thomas O. Staggs
Senior Executive Vice President and Chief Financial Officer

Dated: September 23, 2005